Exhibit 2.2

FORM OF VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is entered into as of January 20, 2011, by and between Surgery Center Holdings, Inc., a Delaware corporation (“Parent”), and [       ] (“Stockholder”), in its capacity as a stockholder of NovaMed, Inc., a Delaware corporation (the “Company”).

RECITALS

A.            Parent, Wildcat Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger of even date herewith (as the same from time to time may be modified, supplemented or restated, the “Merger Agreement”), providing for the merger of Merger Sub with and into the Company, with the Company as the Surviving Corporation of the merger.  Capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings assigned to such terms in the Merger Agreement.

B.            Stockholder is the record holder and sole beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the number of shares of Company Common Stock and Company Restricted Shares set forth on Exhibit A hereto (such shares of Company Common Stock and Company Restricted Shares, together with all other shares of capital stock of the Company acquired by Stockholder after the date hereof and during the term of this Agreement (including as such shares may be adjusted by any stock dividend, stock split, recapitalization, combination or other similar transaction) being collectively referred to herein as the “Subject Shares”).

C.            Stockholder owns the number of Company Stock Options to acquire Company Common Stock set forth on Exhibit A hereto (the “Subject Options”)

D.            The execution and delivery of this Agreement by Stockholder is a material inducement to the willingness of Parent to enter into the Merger Agreement.

E.             Stockholder understands and acknowledges that the Company and Parent are entitled to rely on (i) the truth and accuracy of Stockholder’s representations contained in this Agreement and (ii) Stockholder’s performance of the obligations set forth herein.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements set forth in the Merger Agreement and in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.             Representations, Warranties and Covenants of Stockholder.  Stockholder hereby represents, warrants and covenants to Parent as follows:

(a)           Stockholder is the sole beneficial owner of the Subject Shares set forth on Exhibit A attached hereto.  Stockholder has good title to the Subject Shares set forth on Exhibit A free and clear of all Liens except as set forth in this Agreement and pursuant to any applicable restrictions on transfer under the Securities Act.  Stockholder does not own, of record or beneficially, any shares of capital stock of the Company other than the Subject Shares set forth on Exhibit A attached hereto.  Stockholder has the sole right and authority to vote and dispose of the Subject Shares, and Stockholder is not a party or bound by, and neither Stockholder nor the Subject Shares is subject to any voting trust or other agreement, option, warrant, proxy, arrangement or restriction with respect to the voting or disposition of the Subject Shares, except as contemplated by this Agreement.

(b)           Stockholder has all requisite contractual power, capacity and authority necessary to execute and deliver this Agreement, to consummate the transactions contemplated hereby, and to perform Stockholder’s obligations hereunder.  This Agreement has been duly executed and delivered by Stockholder and constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other applicable Laws relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity).  Stockholder has received a copy of the Merger Agreement, has reviewed this Agreement, the Merger Agreement and the other agreements and documents contemplated hereby and thereby with representatives of the Company and with Stockholder’s business and legal advisors.  Stockholder acknowledges that this Agreement provides for the Subject Shares to be voted in favor of the Merger and the other Transactions (as defined below).  Stockholder understands and acknowledges that its execution and delivery of this Agreement is a material inducement to Parent’s willingness to enter into, and to cause Merger Sub to enter into, the Merger Agreement.

(c)           The execution and delivery by Stockholder of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any material violation of, or material default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the material properties or material assets of Stockholder under (i)  any provision of any material Contract to which Stockholder is a party or by which any material properties or material assets of Stockholder are bound; or (ii) subject to the filings and other matters referred to in the next sentence, any provision of any Judgment or Law applicable to Stockholder or the properties or assets of Stockholder.  No consent, approval, permit, waiver, order or authorization of, action or non-action by or in respect of, exemption or review by, or registration, declaration or filing with, any Governmental Entity or other Person is required to be obtained or made by or with respect to Stockholder in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than such reports under Sections 13(d) and 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby.  If Stockholder is married and the Subject Shares of Stockholder constitute community property, then this Agreement constitutes a valid and binding agreement of Stockholder’s spouse, enforceable against such spouse in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other applicable Laws relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity).  No trust of which Stockholder is a trustee requires the consent of any beneficiary to the execution and delivery of this Agreement or to the consummation of the transactions contemplated hereby.

2.             Restrictions on Subject Shares.  Until the Expiration Date (as defined below), subject to the terms and conditions contained herein and in the Merger Agreement:

(a)           Stockholder shall not, directly or indirectly, (i) sell, sell short, transfer (with or without consideration), exchange, pledge or otherwise encumber, assign or otherwise dispose of, or enter into any Contract with respect to the sale, transfer (with or without consideration), pledge, exchange, assignment or other disposition of, any Subject Shares (and any capital stock Stockholder otherwise controls or has voting rights with respect thereto), Subject Options or any interest therein to any Person, other than (A) Parent or its designee [and (B) the Company in the case of Company Restricted Shares acquired by the Company in settlement of Tax withholding obligations upon the vesting of such Company Restricted Shares], (ii) enter into any voting arrangement, whether by proxy, voting agreement, voting trust, power-of-attorney or otherwise, with respect to the Subject Shares (and any capital stock Stockholder otherwise controls or has voting rights with respect thereto) or Subject Options, or (iii) take any other action that would in any way restrict, limit, hinder or interfere with the performance by the Company of its obligations under the Merger Agreement or the transactions contemplated by the Merger Agreement (the “Transactions”), or in any way restrict, limit, hinder or interfere with the Transactions; provided, however, that the actions described in clauses (i) and (ii) above shall be permitted hereunder in the event such action is (1) imposed by applicable Law or required pursuant to this Agreement, or (2) the result of any donative transfer to any immediate family member of the Stockholder, any charity to which the Stockholder wishes to contribute and/or any entity controlled by such family member or charity, or a trust, including, but not limited to, a charitable remainder trust, for the exclusive benefit of the Stockholder, any immediate family member of the Stockholder, any charity to which the Stockholder wishes to contribute and/or any entity controlled by such trusts; provided, further that prior to such transfer, the transferee shall agree in a valid, binding and enforceable instrument to be bound by the terms hereof (a copy of which instrument shall promptly be provided to Parent) and such transfer shall not relieve the Stockholder of any of its obligations hereunder.  From and after the date of this Agreement through the term of this Agreement, Stockholder agrees not to request the Company to register or otherwise recognize the transfer (book-entry or otherwise) of any Subject Shares or Subject Options or any certificate or uncertificated interest representing any of Stockholder’s Subject Shares or Subject Options.

(b)           Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Subject Shares and Subject Options and shall be binding upon any Person to which legal or beneficial ownership of such Subject Shares or Subject Options shall pass, whether by operation of Law or otherwise, including Stockholder’s successors.  In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Company Common Stock, or the acquisition of additional Company Common Stock or other voting securities of the Company by Stockholder (whether by purchase, conversion or otherwise), the number of Subject Shares listed on Exhibit A shall be adjusted appropriately, and this Agreement and the obligations hereunder shall attach to any additional or decreased Company Common Stock or other voting securities of the Company issued to or acquired or disposed of by Stockholder.  Notwithstanding anything in this Agreement to the contrary, nothing herein shall require the Stockholder to exercise any Company Stock Option to purchase shares of Company Common Stock.

(c)           Stockholder shall not, directly or indirectly, take any action that would make any representation or warranty contained herein untrue or incorrect or have the effect of impairing the ability of Stockholder to perform its obligations under this Agreement.

As used herein, the term “Expiration Date” means the earlier of (i) the Effective Time and (ii) the date and time of the termination of the Merger Agreement in accordance with its terms; provided, that Section 5 and Section 8(j) shall survive any termination of this Agreement pursuant to clause (ii) of this paragraph.

3.             Agreement to Vote Subject Shares.  Prior to the Expiration Date, Stockholder, in its capacity as a stockholder of the Company, agrees as follows:

(a)           At any meeting (whether annual or special and whether or not adjourned or postponed) of the stockholders of the Company, however called, Stockholder shall appear at the meeting or otherwise cause the Subject Shares (and any capital stock Stockholder otherwise controls or has voting rights with respect thereto) to be counted as present at such meeting for purposes of establishing a quorum and vote (or cause to be voted) such shares (i) in favor of the Merger Agreement and all of the Transactions, (ii) against any merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any other Takeover Proposal (other than the Merger Agreement and the Transactions) or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation of the Company or Stockholder under this Agreement, the Merger Agreement, or any other agreement contemplated hereby or thereby or which would reasonably be expected to result in any of the conditions of the Company’s or Stockholder’s under any such agreement not being fulfilled, and (iii) against any amendment of the Company Certificate or Company Bylaws, or other proposal or transaction involving the Company or any of its Subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, delay, prevent or nullify the Merger Agreement or the Transactions or change in any manner the voting rights of any class of the Company’s capital stock.

(b)           Stockholder further agrees that, until the termination of this Agreement, Stockholder will not, and will not permit any entity under Stockholder’s control to, (i) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Rule 14A under the Exchange Act) with respect to a Takeover Proposal, (ii) initiate a stockholders’ vote with respect to a Takeover Proposal or (iii) become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of the Company with respect to a Takeover Proposal.

(c)           Stockholder shall use its commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions.  Stockholder shall not issue any press release or make any other public statement with respect to the Merger, the Merger Agreement or any other Transaction without the prior consent of Parent, except for public statements made in press releases issued by the Company to the extent permitted by the Merger Agreement or as may be required by applicable Law (including, without limitation, making filings required by Sections 13(d) and 16 of the Exchange Act).

(d)           Stockholder agrees to promptly notify Parent of the number of any Subject Shares acquired by Stockholder after the date hereof.

(e)           Stockholder shall not enter into any Contract with any Person the effect of which would be inconsistent with or violative of any of the provisions and agreements contained in Section 3(a), Section 3(b), Section 3(c), or Section 3(d).

4.             Irrevocable Proxy.  In order to secure Stockholder’s obligations under this Agreement, Stockholder hereby appoints Parent (the “Proxy”) as its true and lawful proxy and attorney-in-fact, with full power of substitution, to (a) vote the Subject Shares for the matters expressly provided for in this Agreement and (b) execute and deliver all written consents, conveyances and other instruments or documents appropriate or necessary to effect the matters expressly provided for in this Agreement.  The Proxy may exercise the irrevocable proxy granted to it hereunder at any time Stockholder fails to comply with the provisions of this Agreement.  The proxies and powers granted by Stockholder pursuant to this Agreement are coupled with an interest and are given to secure the performance of Stockholder’s obligations.  Such proxies and powers shall be irrevocable and shall survive death, incompetency, disability or bankruptcy of Stockholder.  Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the DGCL.  Upon the execution of this Agreement, Stockholder hereby revokes any and all prior proxies or powers of attorney given by Stockholder with respect to voting of the Subject Shares on the matters referred to in Section 3 and Stockholder agrees to not grant any subsequent proxies or enter into any agreement or understanding with any Person to vote or give voting instructions with respect to the Subject Shares in any manner inconsistent with the terms of this irrevocable proxy until after the Expiration Date.  Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon Stockholder’s execution and delivery of this Agreement and Stockholder’s granting of the proxy contained in this Section 4.  Stockholder hereby affirms that the proxy granted in this Section 4 is given in connection with the execution of the Merger Agreement, and that such proxy is given to secure the performance of the duties of Stockholder under this Agreement.

5.             Consent and Waiver; Termination of Existing Agreements.  Stockholder hereby gives any consents or waivers that are required for the consummation of the Merger under the terms of any agreement or instrument to which Stockholder is a party or subject or in respect of any rights Stockholder may have in connection with the Merger or the other Transactions (whether such rights exist under any of the Company Certificate, Company Bylaws, or any

Material Contract, under Law or otherwise).  Without limiting the generality or effect of the foregoing, Stockholder hereby waives any and all rights to contest or object to the execution and delivery of the Merger Agreement, the Company’s board of directors’ actions in approving and recommending the Merger, the Merger Agreement and the Certificate of Merger, and the consummation of the Merger and the other Transactions, or to seek damages or other legal or equitable relief in connection therewith.  From and after the Effective Time, Stockholder’s right to receive the consideration set forth in Article II of the Merger Agreement on the terms and subject to the conditions set forth in the Merger Agreement shall constitute Stockholder’s sole and exclusive right against the Company and Parent in respect of Stockholder’s ownership of the Subject Shares and Subject Options or status as a stockholder of the Company or any agreement or instrument with the Company pertaining to the Subject Shares or Subject Options or Stockholder’s status as a stockholder of the Company, in any case other than as set forth in the Merger Agreement.  [For the avoidance of doubt, nothing in the immediately preceding sentence of this Section 5 shall limit or otherwise diminish any rights of the Stockholder, solely in his capacity as an employee of the Company (and not in any capacity as a holder of Subject Shares, Subject Options or any other equity securities of the Company or any of its Subsidiaries), to (a) any accrued but unpaid compensation due to the Stockholder or (b) any outstanding benefits due to the Stockholder under the employee benefit plans of the Company (excluding any Company Stock Plans) as of the Effective Time.]

6.             Appraisal Rights.  Stockholder agrees not to exercise, and to the extent permitted by Law, hereby waives any rights of appraisal or any dissenters’ rights that Stockholder may have (whether under applicable Law or otherwise) or could potentially have or acquire in connection with the Merger.

7.             Stockholder Capacity.  Notwithstanding anything to the contrary herein, Stockholder is only executing this Agreement in Stockholder’s capacity as the record and beneficial owner of the Subject Shares and not as a director or officer of the Company.  If Stockholder is a director of the Company, nothing in this Agreement shall prevent Stockholder from taking any action solely in Stockholder’s capacity as a director or officer of the Company (including, without limitation, in the exercise of Stockholder’s fiduciary duties with respect to an Takeover Proposal in compliance with the provisions of the Merger Agreement).

8.             Miscellaneous.

(a)           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given on (i) the date of delivery, if delivered personally or by commercial delivery service, or (ii) on the date of confirmation of receipt (or the next Business Day, if the date of confirmation of receipt is not a Business Day), if sent via facsimile (with confirmation of receipt), to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice):

(i)                                     if to Parent, to:

c/o H.I.G. Capital, L.L.C.
1450 Brickell Avenue

31st Floor

Miami, FL 33131
Attention:  Chris Laitala and Matt Lozow
Facsimile No.:  (305) 381-4157

with a copy (which shall not constitute notice) to:

McDermott Will & Emery LLP
227 West Monroe Street
Chicago, Illinois  60606-5096
Attention:  Brooks B. Gruemmer
Facsimile No.:  (312) 984-7700

(ii)                                  if to Stockholder, to the address set forth on the signature page hereof.

(b)           Specific Performance:  Injunctive Relief.  Stockholder acknowledges and agrees that (i) the covenants, obligations and agreements of Stockholder contained in this Agreement relate to special, unique and extraordinary matters, (ii) Parent is and will be relying on such covenants in connection with entering into the Merger Agreement and the performance of its obligations under the Merger Agreement and (iii) a violation of any of the terms of such covenants, obligations or agreements will cause Parent irreparable injury for which adequate remedies are not available at Law.  Therefore, Stockholder acknowledges and agrees that, in addition to any other remedies that may be available to Parent upon any such violation of this Agreement, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at Law or in equity, and Stockholder hereby waives any and all defenses which could exist in Stockholder’s favor in connection with such enforcement and waives any requirement for the security or posting of any bond in connection with such enforcement.

(c)           Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties hereto; it being understood that all parties need not sign the same counterpart.

(d)           Entire Agreement; Nonassignability; Parties in Interest.  This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements, representations, warranties and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (ii) are not intended to confer, and shall not be construed as conferring, upon any Person other than the parties hereto any rights or remedies hereunder.  Neither this Agreement nor any of the rights, interests, or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by either party hereto without the prior written consent of the other party hereto, and any such assignment or delegation that is not consented to shall be null and void; provided that notwithstanding the foregoing, Parent may assign or transfer its rights, interests and obligations under this Agreement to any Person to which Parent assigns or transfers its rights, interests and obligation under the Merger Agreement in accordance with the Merger Agreement.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns (including, without limitation, any Person to whom any Subject Shares or Subject Options are sold, transferred or assigned).

(e)           Severability.  In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other Persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto.  The parties hereto further agree to use their commercially reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

(f)            Remedies Cumulative.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy shall not preclude the exercise of any other remedy.

(g)           Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without reference to such state’s principles of conflicts of Law.

(h)           Rules of Construction.  The parties hereto agree that the language used in this Agreement will be deemed to be the language chosen by them to express their mutual intent and, therefore, waive the application of any Law providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

(i)            Additional Documents, Etc.  Stockholder shall execute and deliver any additional documents necessary or desirable, in the reasonable opinion of Parent, to carry out the purpose and intent of this Agreement.  Without limiting the generality or effect of the foregoing or any other obligation of Stockholder hereunder, Stockholder hereby authorizes Parent to deliver a copy of this Agreement to the Company and hereby agrees that each of the Company and Parent may rely upon such delivery as conclusively evidencing the consents, waivers and terminations of Stockholder referred to in Section 5, in each case for purposes of all agreements and instruments to which such elections, consents, waivers and/or terminations are applicable or relevant.

(j)            Termination.  This Agreement shall terminate and shall have no further force or effect from and after the Expiration Date, provided, that no such termination shall relieve any party from liability for any breach of this Agreement prior to such termination.

(k)           Jurisdiction and Venue.  Each of the parties hereto (i) submits to the jurisdiction of the state courts of the State of Delaware for all purposes in any action or proceeding arising out of or relating to this Agreement, (ii) agrees that all claims in respect of such action or proceeding may be heard or determined in any such court, and (iii) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court.  Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.  Each party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.

IN WITNESS WHEREOF, the parties hereto have caused this Voting Agreement to be executed as of the date first above written.

SURGERY CENTER HOLDINGS, INC.

By:
Name:
Its:

Signature Page to Voting Agreement

[NAME]

(Print Address)

(Print Address)

(Print Facsimile Number)

Signature Page to Voting Agreement

EXHIBIT A

Subject Shares and Subject Options

Name and Address of Stockholder	Number of Shares of Company Common Stock Owned of Record	Number of Company Restricted Shares Owned of Record	Number of Shares Underlying Stock Options Owned